Exhibit 99.2

RISK FACTORS
      An investment in our paired common stock involves a significant degree of risk. Before you decide to invest, you should consider carefully all of the information in the prospectus and, in particular, the following factors. Some statements in “Risk Factors” are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Risks Associated with our Industry

Our strategic focus on our lodging business exposes our investors to risks common in this industry that may adversely affect an investment in our securities, including a number of risks that could have an adverse effect on our business.
      Our financial performance, and consequently the market value of our securities, are subject to the risk that our hotel properties may not generate sufficient revenues to operate profitably and provide cash flow sufficient to pay operating expenses and fund debt service obligations. Also, our cash flow from operations, together with our ability to attract additional capital, may be insufficient to fund needed capital expenditures. The following factors, common in the lodging industry, may adversely affect the revenues generated by, or expenses incurred by, our hotel properties:

•	changes in the national, regional and local general economic climate, including the severity and duration of an economic downturn;

•	weather conditions;

•	competition from comparable hotels, many of which have greater marketing and financial resources than us;

•	the desirability of particular locations;

•	the quality, philosophy and performance of our lodging facility managers and supervisors;

•	changes in product preferences;

•	decreases in the demand for our lodging facilities as a result of technological developments;

•	availability of qualified labor;

•	changes in room rates to meet market conditions or to stimulate demand;

•	increases in our operating costs;

•	capability of our management information systems;

•	the need for capital to reinvest in order to periodically repair and upgrade our lodging facilities;

•	sudden changes in travel patterns caused by factors such as terrorist attacks and U.S. military actions;

•	increases in travel expenses that reduce business and leisure travel; and

•	fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms).

Failure of the lodging industry to continue to improve could adversely affect lodging demand, which in turn could materially impact our operating results and limit our ability to achieve our long-term growth strategies.
      Our strategy is focused on the lodging industry, and we cannot assure you that lodging industry fundamentals will continue to improve or remain at their current level. Economic slowdowns and world events outside our control, such as terrorism, have already adversely affected the lodging industry in the recent past, and if these events reoccur, they may adversely affect the lodging industry in the future. In the event conditions in the lodging industry do not continue to improve as we expect or get worse, our ability to execute our business strategies could be adversely affected, which, in turn, could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

We operate in a very competitive market, which may limit our operating margins, diminish our market share and reduce our earnings.
      Our hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full service, limited service and all-suite lodging options to the public. The continued success of our hotels will be substantially dependent upon our ability to compete in such areas at affordable and competitive room rates, quality of accommodations, name recognition, service levels and convenience of locations. Additionally, an increasing supply of hotel rooms in our market segment, and consolidations in the lodging industry generally, have resulted in the creation of several large, multi-branded hotel chains with diversified operations, which has increased competition for guests in the markets in which our hotels operate. Moreover, full service hotels may lower their rates to a level comparable to those of limited service hotels such as ours that, in turn, may further increase competitive pressure in our markets. In the future, competing hotels may more effectively compete for guests in our markets, and new hotels may enter our markets. All of these competitive factors may limit our operating margins, diminish our market share and reduce our earnings.

Our business and operations are subject to extensive federal, state and local legislation and other governmental regulation which could result in increased operating costs and reduce our earnings.
      Our lodging business is subject to extensive federal, state and local regulation, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, our lodging business and hotel operators are subject to laws governing their relationship with employees, including minimum wage and overtime payment requirements, rules pertaining to working conditions, work permit requirements and discrimination and other claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees will increase operating costs and, in turn, could reduce our earnings.
      We may also incur significant costs complying with other statutes and regulations, such as the Americans with Disabilities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act and regulations of the New York Stock Exchange, or NYSE. Our hotel properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines by the federal government or damage awards to private litigants. For example, if pursuant to the Americans with Disabilities Act we are required to make substantial alterations to, and capital expenditures for, our hotel properties, including removal of access barriers, it could increase our expenditures and, in turn, could reduce our earnings. However, we do not know whether existing requirements will change or whether compliance with future requirements will include significant unanticipated expenditures that will adversely affect our cash flow and results of operations.

We may utilize joint venture partnerships, over which we may have limited control, for hotel acquisitions and/or development.
      We may acquire and/or develop hotel properties through joint ventures with third parties. We currently have two joint ventures that are consolidated in our financial statements. Our share of the aggregate revenue of these two joint ventures was approximately $2.3 million and $0.6 million for the year ended December 31, 2004 and for the three months ended March 31, 2005, respectively. Furthermore, at December 31, 2004 and at March 31, 2005, our interest in the assets held by these two joint ventures aggregated approximately

$7.5 million and $7.1 million, respectively. Joint venturers often share control over the operation of the joint venture assets. Actions by a joint venturer could subject such assets to additional risks, including:

•	our joint venturers might have economic or business interests or goals that are inconsistent with our interests or goals;

•	our joint venturers may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

•	our joint venturers could go bankrupt, leaving us liable for their share of joint venture liabilities.
      All of the foregoing could diminish our market share and reduce our earnings.
      Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venturers. Also, our joint venturers could take actions binding on the joint venture without our consent.

Our failure to obtain and maintain proper insurance on our hotel properties and our business could have a material adverse effect on our financial resources.
      We are responsible for insuring our hotel properties as well as for obtaining the appropriate insurance coverage to reasonably protect our interests in the ordinary course of business. Additionally, each of our leases and loans typically specifies that comprehensive insurance be maintained on each of our hotel properties, including liability, fire and extended coverage. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorist acts, which may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits, deductibility provisions of insurance and the appropriateness of self-insuring, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. The events of September 11, 2001 and their aftermath have made it difficult to obtain certain types of insurance coverage and caused insurance costs to increase. We may not be able to obtain or renew insurance policies or, if we are able to obtain or renew our coverage, it may be at a significantly higher cost than our historic experience. As a result, we may carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment and, also, may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might preclude us from using insurance proceeds to replace the property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, that we receive might not be adequate to restore our economic position with respect to such property.
      In addition, insurance coverage for our hotel properties and for casualty losses does not customarily cover damages that are characterized as punitive or similar damages. As a result, any claims or legal proceedings, or settlement of any such claims or legal proceedings that result in damages that are characterized as punitive or similar damages may not be covered by our insurance. If these types of damages are substantial, our financial resources may be adversely affected.
Risks Related to Our Business

Our hotel properties are geographically concentrated, which exposes our business to the effects of regional events and occurrences.
      Our hotels currently are concentrated in the midwestern, western and southern regions of the U.S. Specifically, at March 31, 2005, approximately 33% of our company owned rooms were located in ten markets. These ten markets were: Dallas/ Ft. Worth, Houston, San Antonio, Denver, Austin, Chicago, New Orleans, Atlanta, Orlando and Phoenix. As a result, our hotel properties are subject to the effects of adverse economic and competitive conditions and trends in these regions and markets; and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the U.S. The concentration of hotel properties in one region or a limited number of markets may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors’ properties in these markets and higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our hotel properties are subject to the effects of adverse weather conditions, such as winter storms, hurricanes and tornados, which have in the past caused damage such as flooding and other damage to our hotel properties in specific geographic locations, including in our top ten markets. Depending on the severity of these adverse weather conditions, the damage to our hotel properties could require us to close all or substantially all of our hotel properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken.

We may be unsuccessful in increasing our cash flow from our company owned hotels.
      We may not be successful in our strategy of increasing cash flow through increased profit contributions from our company owned hotels due to the following factors:

•	we may be unsuccessful in controlling costs;

•	demand may not increase, or may decrease, for our hotel rooms;

•	we may not be successful in attracting new corporate business and leisure travel customers; and

•	our marketing and sales efforts may not result in increasing our revenue per available room, or RevPAR.
      All of these factors could impede our strategies to increase our cash flow, which could increase our operating costs and reduce our earnings.

We must successfully compete for franchisees or our franchising programs will not develop into a meaningful component of our business.
      We may not be successful in our strategy of increasing our revenues through the growth of our franchising programs. The lodging business is a heavily franchised industry. While the La Quinta brand has been in existence since 1968, we only introduced the La Quinta franchising program in the fall of 2000 and added the Baymont brand franchising program in September 2004. Some of our competitors may have substantially greater marketing and financial resources, greater brand distribution and/or greater financial incentives than we do. We must still compete successfully against these other lodging competitors in order to successfully grow our franchising programs and develop them into a long-term meaningful component of our business that enhances our profitability. If we are unsuccessful in our efforts to increase our revenues through the growth of our franchise programs, it could diminish our market share and reduce our earnings and cash flow.

Our franchising programs depend upon third party owners/operators who may not fulfill their franchising obligations, including failing to make payments to us and failing to maintain quality control over the use of the La Quinta and Baymont brands.
      The success of our franchise programs is dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

•	payment of royalties and other fees;

•	ongoing capital expenditures and maintenance; and

•	proper usage and protection of the La Quinta and Baymont brands and related trademarks.
      In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third party franchisees may not appropriately use and protect our brands, which may decrease their value or expose them to legal challenges.

Our strategy of developing and redeveloping lodging properties may not generate the economic returns we expect.
      Our strategy includes current and future development and redevelopment activities. These activities are subject to risks because, among other reasons:

•	we may be unable to proceed with the development and redevelopment of properties if we cannot obtain financing upon terms that are favorable to us or at all;

•	we might not find appropriate, strategically located properties at commercially reasonable prices;

•	our redevelopment efforts may not achieve the desired operating results;

•	developed properties may not meet stipulated minimum returns; or

•	we may be unable to obtain, or may be delayed in obtaining, required building permits and authorizations.
      In addition, we may from time to time experience shortages of materials or qualified tradespeople or substantial increases in the cost of certain construction materials or labor. This may result in longer than normal construction and remodeling periods, loss of revenues and increased costs.
      Furthermore, we generally rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform its obligations may result in construction or remodeling delays, increased costs and loss of revenues. As a result, we may not increase our revenues or generate expected cash flows from the development or redevelopment of lodging properties.

We may be unsuccessful in identifying and completing acquisition opportunities for other lodging properties, lodging companies and/or brands, which would limit our ability to implement our long-term growth strategies and may result in significant costs that may not be allocated to successful acquisitions.
      We compete with other lodging and leisure companies for potential lodging properties, lodging companies and/or brand acquisition opportunities. These potential acquisitions may include acquisitions in the limited service lodging segment, as well as in other segments of the lodging industry where we do not presently operate including the full service, all suites or extended stay segments. Some of our competitors operate in segments outside of the limited service lodging segment and may, as a result, be in a better position to assess the risks associated with potential acquisitions outside of our current lodging segment. In addition, some of our competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. These entities may be able to assume more risk than we choose to manage, including risks of a company’s creditworthiness, brand identification or geographic location. Competition may generally reduce the number of acquisition opportunities that we believe are suitable. In addition, competition for properties may increase the cost of acquiring lodging properties, lodging companies and/or brands.
      We also may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions that we are subsequently unable to complete. These significant costs could materially impact our operating results, as they would generally be expensed in the time period during which they are incurred. In addition, our management’s attention to acquisitions that we subsequently do not complete would divert their attention from our business, as well as other potential growth opportunities, which could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

We may incur a variety of costs in making acquisitions and never realize the anticipated benefits.
      If appropriate opportunities become available, we might attempt to acquire additional lodging properties, lodging companies and/or brands that we believe fit our asset and operating profiles. Currently, however, we are not a party to any material definitive acquisition agreements. These acquisitions may include properties, companies or brands that operate in the limited service lodging segment, or in other segments of the lodging industry, including the full service, all suites or extended stay segments. If we pursue any additional acquisition opportunities, the process of negotiating the acquisition and integrating an acquired lodging property, lodging company and/or brand might result in operating difficulties and substantial expenditures and might require significant management attention that would otherwise be available for the ongoing development of our business. In addition, acquisitions made outside of the limited services lodging segment may require additional infrastructure and personnel to support the more complex operations of lodging properties that offer more services and amenities. Moreover, we might never realize the anticipated benefits of any acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, incurrence of debt, contingent liabilities or increased impairment or amortization expenses related to tangible and intangible assets.

Investment returns from our acquisition of other lodging properties, lodging companies and/or brands may be lower than anticipated.
      Even if we are able to successfully identify and acquire other lodging properties, lodging companies and/or brands, these new acquisitions may fail to perform as expected, or we may be unable to make acquisitions on favorable terms. Additionally, we may underestimate the costs necessary to bring an acquired property up to the standards established for its intended market position or the costs to integrate an acquired lodging property, lodging company and/or brand with our existing operations or to operate an acquired lodging property, lodging company and/or brand in another segment of the lodging industry. Any underestimation of costs could increase our operating costs and consequently reduce our earnings.

Integration of acquired operations may be difficult and may lead to adverse effects.
      The success of any acquisition of a lodging property, lodging company or brand, including our acquisition of substantially all of the assets of the limited service lodging division of the Marcus Corporation that we completed in 2004, which we refer to as the Acquisition, will depend, in part, on our ability to realize the anticipated cost savings and growth opportunities from integrating the acquired lodging business with our business. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of the acquired business. The integration of all or part of one company with and into another independent company is a complex, costly and time-consuming process. The difficulties of combining the operations of these companies include among others:

•	coordinating sales, distribution and marketing functions;

•	integrating acquired properties, companies or brands into our internal and outsourced systems, controls and procedures;

•	integrating information systems;

•	preserving the important licensing, distribution, marketing, customer and other relationships of the acquired business;

•	in the event acquisitions in other lodging segments are made, retaining and/or hiring additional managers and other employees with experience in the acquired area;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	preserving the business’ goodwill with its existing franchisees;

•	coordinating geographically separate organizations;

•	successfully converting hotels from one brand to another brand; and

•	to the extent we elect to do so, integrating acquired properties, companies and/or brands that may be outside of the limited service lodging segments into our systems, policies and procedures that were designed for a limited service lodging business.

      We may not accomplish the integration of acquired lodging properties, lodging companies or brands smoothly or successfully. The diversion of the attention of our management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from any acquisitions that we have done or may do and may adversely affect our other businesses.

We depend on our key personnel for the future success of our business and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies, or could be negatively perceived in the capital markets.
      Our future success and our ability to manage future growth depend, in large part, upon the efforts and continued service of our senior management team. Although we have entered into employment agreements with most of the members of our senior management team, there is no guarantee that they will remain employed with us. Our senior management team is particularly important to our future success due to their substantial experience in the lodging industry. On average, our senior management team members have over 25 years of experience in lodging and lodging related industries. It could be difficult for us to find replacements for our key personnel, as competition for such personnel is intense. The loss of services of one or more members of our senior management team could have an adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our securities.

Changes in market conditions could adversely affect the market price of our securities.
      Similar to other securities, the market value of our securities depends, to a large extent, on various market conditions, which may change from time to time. Among the market conditions that may affect the market value of our securities are the following:

•	the extent of investor interest in us;

•	the attractiveness of our securities in comparison to other securities, including securities issued by other real estate based or lodging companies;

•	our financial performance; and

•	general stock, bond and real estate market conditions.
      The market value of our securities is based primarily upon the market’s perception of the lodging industry and our growth potential, including current and potential future earnings and cash flow, the value of our assets, including real estate and our brands, and our current debt levels. Additionally, if our future earnings are less than expected, it is likely that the market price of our securities will diminish.
Risks Related to Our Debt

The level of our indebtedness, including additional borrowings that we may incur in the future, could adversely affect our financial health.
      As of March 31, 2005, we had a total indebtedness of approximately $925.6 million. We currently have the ability to incur additional debt under the terms of our senior credit facility and we may incur substantial additional debt in the future. In addition, our outstanding senior notes do not restrict our ability to incur additional debt, which may be significant, through subsidiaries that are classified as unrestricted subsidiaries under the terms of our senior notes; provided that the debt is non-recourse beyond the unrestricted subsidiary. Accordingly, we may incur additional debt directly or through our subsidiaries to fund capital expenditures and acquisitions of lodging properties, lodging companies and/or brands. If new debt is added to our subsidiaries’ current debt levels, the related risk that we and our subsidiaries face would increase.

      Our indebtedness could have important consequences to holders of our securities. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, marketing, franchising and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Our senior credit facility contains certain financial covenants that we may not meet and, if violated, could limit our ability to continue to borrow under, or extend the maturity date of, our senior credit facility and, under certain circumstances, could accelerate the amount due under our senior credit facility and result in the acceleration of all of our outstanding indebtedness.
      We depend upon our senior credit facility for a portion of our operating funds. Our senior credit facility, which matures in April 2007, subjects us to certain financial covenants, and includes restrictions on our ability to engage in certain activities. Our debt securities also contain financial covenants, restrictions and limitations on our ability to incur indebtedness. Several factors, including the economic downturn, terrorist attacks and their aftermath and the military action in Iraq and its aftermath, had an adverse effect on the lodging industry during 2001 through 2003. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the lodging industry. Accordingly, there is a risk that we may not meet one or more of these financial covenants if similar events occur in the future. If we violate or fail to comply with any of the financial or other covenants in the senior credit facility or debt securities, there may be a material adverse effect on us. Most notably, we may be unable to borrow additional funds under our senior credit facility, and the outstanding debt under our senior credit facility and debt securities could become immediately due. If we are unable to satisfy a covenant under our senior credit facility, we would request a waiver or amendment from our bank group. If the lenders under our senior credit facility did not agree to such a waiver or amendment, an event of default thereunder would occur, and the outstanding debt under our senior credit facility could become immediately due, which in turn could result in the acceleration of all of our outstanding indebtedness.

We may have to rely on external sources of capital to repay our debt and to pursue our strategic objectives and, if we are unable to access such external sources of capital, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue or operating income.
      We may have to rely on third party sources of capital in order to repay our debt, fund capital expenditures and otherwise pursue our strategic objectives. These external sources of capital may or may not be available on favorable terms or at all. Our access to third party sources of capital depends upon a number of factors, including general market conditions, the market’s perception of our growth potential and risk characteristics of our underlying business operations, our overall debt levels, our current and potential future earnings and cash flow and the market price of our securities. Moreover, additional equity offerings may result in the substantial dilution of our shareholders’ interests and additional debt financings may further leverage us. If we are unable to access third party sources of capital on terms favorable to us, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue or operating income.

Rising interest rates would increase our interest costs and reduce our earnings.
      We may incur indebtedness that bears interest at variable rates. Accordingly, if we do incur such indebtedness and short-term interest rates increase, so will our interest costs, which would adversely affect our earnings, cash flow, ability to service debt and ability to re-invest in our operations. We may also incur indebtedness that bears interest at fixed rates. If future long-term rates increase prior to such debt issuance, our interest expense would be higher.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including those that are beyond our control, and if we are not able to raise or generate sufficient amounts of cash, we will not be able to pay our indebtedness.
      Our ability to make debt service payments, to refinance our indebtedness and fund planned capital expenditures, marketing, franchising and development activity will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is, among other things, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      If our business does not generate sufficient cash flow from operations or future borrowings are not available to us under our senior credit facility or otherwise in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may be unable to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. In that case, we will not be able to repay our indebtedness. Our failure to make the required interest and principal payments on our indebtedness would result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness.
Risks Associated With Our Investment In Real Estate

Our business is subject to risks associated with real estate investments.
      Because we own hotels and own and lease other real property generally affiliated with or adjacent to our hotels, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors, many of which are beyond our control, affect income from properties and real estate values, including:

•	changes in national economic conditions;

•	changes in local economic conditions and neighborhood characteristics;

•	changes in interest rates;

•	changes in the availability, cost and terms of loans;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in other operating expenses;

•	increases in the real property taxes that we pay;

•	failure of our tenants to perform their obligations under their leases;

•	adverse changes in governmental rules and fiscal policies;

•	condemnation and adverse changes in zoning laws;

•	civil unrest, war or terrorist attacks;

•	acts of God, including earthquakes, hurricanes, floods, winter storms and other natural disasters (that may result in uninsured losses); and

•	other factors.

      Any of these factors could impact the amount of income earned and capital appreciation generated by a hotel property, as well as expenses incurred. For example, from time to time we evaluate our hotels to determine whether renovation or ongoing maintenance work is required. We expended approximately $31.9 million and $4.3 million for the year ended December 31, 2004 and for the three months ended March 31, 2005, respectively for capital improvements related to our lodging properties and we expect to undertake more renovations in the future. Renovations to our hotels may be expensive and may require us to close all or a portion of the hotels to customers during such renovations. As a result, renovations may increase our expenses and reduce our cash flows and our revenues.
      Our other operating expenses are primarily comprised of property taxes and insurance expenses. As a result of the Acquisition, we currently anticipate these expenses will increase in proportion to the number of hotels acquired in the Acquisition. The assessed values of some of the acquired properties may also be increased, resulting in higher property taxes in the future. Additionally, property taxes may increase as a result of changes in tax laws and insurance premiums may increase.
      We have leasing arrangements with various tenants who operate restaurants on our properties. The terms of these leases vary between one year and over fifteen years. For the three months ended March 31, 2005, the leases generated approximately $1.2 million, or approximately 0.7% of our total revenues. If these leasing arrangements terminate, there is no guarantee that we will be able to enter into other arrangements on similar terms.

The illiquidity of real estate as an investment limits our ability to sell hotel properties quickly in response to market conditions.
      Real estate investments are relatively illiquid and, therefore, cannot be purchased or sold rapidly in response to changes in economic or other conditions. Buyers may not be identified quickly or be able to secure suitable financing to consummate a transaction or we may not be able to sell hotel properties on terms favorable to us. Furthermore, sales of certain appreciated hotel properties could generate material adverse tax consequences, which may affect our ability to sell hotel properties in response to market conditions and adversely affect our ability to generate cash flows.

We are subject to real property taxes, which are subject to significant changes by taxing authorities, which could increase our operating expenses.
      Our hotel properties are subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the values of properties are assessed and reassessed by taxing authorities. Real property taxes may increase even if property level cash flows substantially decrease. As a result, increases in property taxes may increase our operating costs and decrease our net income.

Potential liability for environmental contamination could result in substantial costs or restrictions on the use of our hotel properties, which could decrease our revenue, increase our operating costs or increase our capital expenditures.
      Environmental problems are possible and can be costly. It could be discovered that some of our properties are not in compliance with applicable environmental laws. Additionally, under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of those particular real estate properties. If unidentified environmental problems arise, we may have to make substantial payments, which could significantly increase our operating costs and reduce our earnings because:

•	as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•	environmental laws typically impose clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•	even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

•	governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.
      These costs could be substantial and, in extreme cases, could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination and, therefore, we could bear the costs of removing these liens.

The presence, maintenance and removal of asbestos in our hotel properties could result in fines and penalties.
      Environmental laws also govern the presence, maintenance and removal of asbestos. We have determined that some of our hotel properties have asbestos containing materials and we have taken appropriate action as and when necessary. Such laws require that, as owners or operators of buildings containing asbestos, we must:

•	properly manage and maintain the asbestos;

•	notify and train those who may come into contact with asbestos; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.
      Such laws may impose fines and penalties on us if we fail to comply with these requirements and may allow third parties to seek recovery for personal injury associated with exposure to asbestos fibers, which could significantly increase our operating costs and reduce our earnings.

The existence of mold in our hotel properties could result in substantial costs or restrictions on the use of our properties.
      We have discovered that some of our hotel properties have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. The presence of mold at some of our properties has required us to undertake a remediation program to remove the mold from the affected properties. With the exception of one hotel property, the cost of remediation to date has not been material. However, remediation costs may substantially increase if there is mold in our other properties or if costs related to mold such as legal and insurance expense continue to increase rapidly, which could significantly increase our operating costs and reduce our earnings.
Risks Associated with LQ Properties and its Status as a REIT

Failure of LQ Properties to qualify as a REIT would cause it to be taxed as a corporation, which would expose us to serious tax consequences and could substantially reduce any funds available for payment of dividends to holders of class B common stock.
      If LQ Properties fails to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, it will be taxed as a corporation with the attendant consequences described below. While we intend to operate LQ Properties in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that LQ Properties is qualified as such, or that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. The complexity of the Internal Revenue Code provisions governing REITs is greater in the case of a REIT that owns hotels and leases them to a corporation of which it is a subsidiary. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.
      If LQ Properties fails to qualify as a REIT, we could face adverse tax consequences that could substantially reduce, or possibly eliminate, our available funds for, among other things, payment of dividends to holders of class B common stock for each of the years involved because LQ Properties:

•	would not be allowed a deduction for any dividends paid to shareholders in computing its taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless entitled to relief under statutory provisions, could not elect to be subject to tax as a REIT for four taxable years following the year that it was disqualified.

LQ Properties is subject to some taxes even if it qualifies as a REIT.
      Even if LQ Properties qualifies as a REIT, it is subject to some federal, state and local taxes on its income and property. For example, LQ Properties pays taxes on certain undistributed income and is subject to a 100% tax on net income derived from “prohibited transactions.” LQ Properties may also be taxed on all or a portion of the gain recognized from the sale of lodging assets acquired from its predecessor as a result of the La Quinta merger (July 1998). LQ Properties is also subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by LQ Properties with respect to any calendar year are less than the sum of:

•	85% of LQ Properties’ ordinary income for that year;

•	95% of LQ Properties’ capital gain net income for that year; and

•	100% of LQ Properties’ undistributed income from the prior year.
      Additionally, LQ Properties’ income derived from properties located in some states may be subject to local taxes.

LQ Properties may need to borrow money in the future to meet its minimum distribution requirements and to continue to qualify as a REIT.
      LQ Properties’ ability to make distributions to shareholders could be adversely affected by increased debt service obligations if it needs to borrow money in the future in order to maintain its REIT qualification. For example, differences in timing between when LQ Properties receives income and when it has to pay expenses could require LQ Properties to borrow money to meet the minimum distribution requirements applicable to REITs. The incurrence of large expenses also could cause LQ Properties to need to borrow money to meet this requirement. LQ Properties might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. However, there is no assurance that we will be able to obtain additional money or that we may borrow such money on favorable terms.

LQ Properties may lose or be restricted in its use of its net operating losses.
      As of December 31, 2004, LQ Properties and its taxable REIT subsidiaries had net operating loss, or NOL, carryforwards of approximately $178.3 million, of which approximately $154.6 million is available to reduce amounts otherwise required to be distributed by LQ Properties to its shareholders to maintain its REIT status. LQ Properties’ ability to utilize those NOLs could be limited in the event that the Internal Revenue Service, or IRS, successfully challenges the calculation of the NOLs in prior years or if it does not generate sufficient income to be offset by the NOLs prior to the expiration of the NOLs. A reduction in LQ

Properties’ NOLs would result in a corresponding increase in its REIT distribution requirements. It is possible that the amount of any under distribution for a taxable year could be corrected with a “deficiency dividend” as defined in Section 860 of the Internal Revenue Code, however, interest may also be due to the IRS on the amount of this under distribution.
      LQ Properties’ future use of NOLs for tax purposes could be substantially limited if an “ownership change,” as defined under Section 382 of the Internal Revenue Code, were to occur. To the extent the NOL carryforwards cannot be fully utilized under these limitations within the carryforward periods, the NOL carryforwards will expire unutilized. Accordingly, after any ownership change, LQ Properties’ ability to use its NOLs to reduce or offset taxable income would be substantially limited or not available under Section 382. In general, a company reaches the “ownership change” threshold if the “5% shareholders” increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points. The ownership interest is measured in terms of total market value of a company’s capital stock. LQ Properties is not aware of any acquisition of shares of its capital stock that has created an “ownership change” under Section 382. Since the change in ownership rules applicable to NOLs apply to shareholders owning 5% or more of the stock of a corporation, and the ownership limitations in LQ Properties’ charter apply only to interests in excess of 9.9%, it is possible to have an ownership change for purposes of limiting the use of LQ Properties’ NOLs.
      If LQ Properties is required to make taxable income distributions to its shareholders to satisfy required REIT distributions, all or a substantial portion of these distributions, if any, may require the borrowing of additional funds or be in the form of non-cash dividends. There can be no assurance that it will be able to borrow additional funds at that time or that such non-cash dividends would satisfy the REIT distribution requirements and, as such, it could lose its REIT status or may not be able to satisfy its obligations under the operative documents evidencing its debt.
Risks Relating to an Investment in our Paired Common Stock

Provisions of our charters and bylaws could inhibit changes in control that could be beneficial to our shareholders.
      Certain provisions of our charters and bylaws may delay or prevent a change in control or other transactions that could provide our shareholders with a premium over the then-prevailing market price of their paired common stock or that might otherwise be in their best interest. In addition to staggered boards of directors, our charters generally prohibit ownership, directly, indirectly or beneficially, by any single shareholder of more than 9.9% of our equity stock. We refer to this limitation as the “ownership limit.” Our boards of directors may waive or modify the ownership limit with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties’ status as a REIT for federal income tax purposes. Shares owned in violation of the ownership limit will be treated as “excess stock” and will be subject to loss of rights to distributions and voting and other penalties. The ownership limit may also have the effect of inhibiting or impeding a change in control. These restrictions on transferability and ownership also will not apply if our boards of directors determine that it is no longer in the best interest of LQ Properties to attempt to qualify, or to continue to qualify, as a REIT.

There is a possibility that there will be amendments to or elimination of the pairing arrangement, which may, in turn, impact LQ Properties’ status as a REIT.
      Each share of common stock of LQ Corporation is attached to and trades together with the class B common stock of LQ Properties. Under LQ Corporation’s and LQ Properties’ charters, the respective board of directors may modify or eliminate this pairing arrangement without the consent of its respective shareholders at any time if that board of directors no longer deems it in the best interests of LQ Corporation and LQ Properties, as the case may be, for their shares to continue to be attached and trade together. At this time, neither board of directors has determined the circumstances under which the pairing arrangement would be terminated. However, circumstances that the respective boards might consider in making such a determination may include, for example, the enactment of legislation that would significantly reduce or eliminate the benefits of our current structure, the financing or completion of acquisitions that impair LQ Properties’ ability to continue to qualify as a REIT and the determination that the restrictions imposed upon LQ Properties as a result of its REIT status are preventing us from pursuing strategic opportunities that may be in our best interest. With respect to such determination, the respective board of directors must fulfill at all times its respective fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the respective board of directors would terminate the pairing arrangement.
      If the La Quinta boards of directors were to terminate the pairing arrangement, LQ Properties’ status as a REIT may also be terminated, subjecting its taxable income to federal taxation at regular corporate rates, which could reduce our earnings.

The class B common stock may be redeemed for nominal value at any time, subject to certain important limitations.
      LQ Properties may redeem the class B common stock for nominal value provided that the class B common stock remains paired with the common stock of LQ Corporation and that no additional shares of class B common stock are outstanding and unpaired. Although in form such redemption price is nominal, the redemption mechanic is designed to cause the holders of the class B common stock to transfer such stock to LQ Corporation as a capital contribution, with a corresponding increase in the value of their existing common stock of LQ Corporation. LQ Properties may exercise its redemption right at any time. Accordingly, the class B common stock could be redeemed before holders of the class B common stock receive any dividends.

LQ Properties’ Board of Directors could terminate LQ Properties’ status as a REIT and LQ Properties’ taxable income would then be subject to federal income taxation resulting in an increase to its liabilities for taxes.
      LQ Properties’ board of directors could terminate LQ Properties’ status as a REIT without the consent of its shareholders. Under LQ Properties’ charter, the board of directors of LQ Properties may terminate its REIT status at any time if the board of directors no longer deems it in the best interests of LQ Properties to continue to qualify under the Internal Revenue Code as a REIT. The board of directors of LQ Properties has not yet determined the circumstances under which LQ Properties’ status as a REIT would be terminated. However, circumstances that the board may consider in making such a determination may include, for example:

•	the enactment of new legislation that would significantly reduce or eliminate the benefits of being a REIT;

•	LQ Properties no longer being able to satisfy the REIT requirements;

•	The completion or financing of acquisitions that impair LQ Properties’ ability to continue to qualify as a REIT; or

•	The determination that the restrictions imposed upon LQ Properties as a result of its REIT status are preventing us from pursuing strategic opportunities that may be in our best interest.
      With respect to this determination, the board of directors must fulfill at all times its fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the board of directors would terminate LQ Properties’ status as a REIT.
      If LQ Properties’ REIT status is terminated, its taxable income will be subject to federal income taxation (including any applicable alternative minimum tax) at regular corporate rates. Although LQ Properties had, as of December 31, 2004, federal NOL carryforwards of approximately $178.3 million that may be available to reduce its taxable income, its liabilities for taxes would increase if it no longer qualifies as a REIT.

Because we do not currently pay dividends on our paired common stock, shareholders will primarily benefit from an investment in our paired common stock only if they appreciate in value.
      We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends on our paired common stock in 2005. As a result, the success of an investment in our paired common stock will depend substantially upon future appreciation. There is no guarantee that our paired common stock will appreciate in value or maintain their current value.